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                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)

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         (as permitted by Rule 14a-6(e) (2))

                             The SMALLCap Fund, Inc.

                (Name of Registrant as Specified in its Charter)

                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

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                                                    The SMALLCap Fund, Inc. (TM)

                                                                One South Street
                                                       Baltimore, Maryland 21202


                                                                  March 19, 2003

              THE FUTURE OF YOUR FUND WILL BE DECIDED BY YOUR VOTE

                  PLEASE RETURN THE ENCLOSED WHITE PROXY TODAY

Dear SMALLCap Fund Stockholder:

         As you may already be aware, a dissident stockholder, Ralph Bradshaw, is once again launching a proxy contest, this time in an effort to gain control of your Fund. He is asking you as stockholders to vote for his two handpicked nominees.

                  DON'T BE MISLED BY BRADSHAW'S PROXY MATERIALS

         If elected, Bradshaw's nominees would effectively give Bradshaw control of your Fund and, we believe, Bradshaw would use your Fund to enhance his own financial interests.

         We believe Bradshaw has included his so-called "Shareholder Value Proposal" in his proxy materials to try to distract you from the real issue: Who is best able to manage this Fund? It is our opinion that Bradshaw is using this "Shareholder Value Proposal" as a gimmick. We believe it is an attempt to get you to vote for his director nominees. If Bradshaw is successful, we believe he will try to have his own advisory firm appointed to manage your Fund's assets. For that reason, we think his proposal should really be called the "Bradshaw Value Proposal".

         In fact, we believe that Bradshaw has no intention to take any action on his "Shareholder Value Proposal". Why not? Bradshaw never bothered to present his proposal to the board for consideration or comply with the Fund's bylaws so that the proposal could be voted on at the annual meeting. Bradshaw knew about these bylaw provisions and chose not to follow them.

              BRADSHAW REJECTED A PROPOSAL LAST YEAR TO REALIZE NAV

         Last year, your board approved the merger of your Fund into a well-established, open-end small cap equity fund supported by one of the largest asset managers in the world. The merger would have eliminated the discount and allowed stockholders to realize NAV on their investment. Bradshaw was the only Director who voted against this proposal! In addition, while a majority of the Fund's outstanding shares voted FOR the merger, Bradshaw's brother-in-law, Ron Olin, refused to support it preventing the proposal from passing. These actions lead

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us to believe Bradshaw is focusing on his and his brother-in-law's own interest rather than on the interests of all stockholders.

           YOUR BOARD UNDERSTANDS YOUR FRUSTRATION AND IS COMMITTED TO
               CREATING VALUE OPPORTUNITIES FOR ALL STOCKHOLDERS

         We understand that many stockholders are upset about the recent performance of the Fund. In what has been a difficult economic period for many funds, we have steadfastly maintained our commitment to invest in smallcap enterprises that show a potential for growth. We continue to believe in this investment strategy and feel that, because we have remained true to our mission, we are now well poised to take advantage of recoveries in the market.

         We regret that Bradshaw has decided to launch this opportunistic contest and that stockholders may feel inconvenienced by the mailings and the phone calls they will be receiving. However, your Board believes the future of your fund is worth fighting for. We look forward to hearing from all stockholders during the proxy solicitation and we hope that we can count on your support. Again, we urge you not to return any proxy card sent by Bradshaw and to return the WHITE proxy card only. If you have any questions, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

         Sincerely,

         /s/ Richard Wood

         Richard Wood
         Chairman of the Board